Exhibit 99.1

Cumulus Media Inc. Announces Discounted
Prepayment of a Portion of Senior Secured Term Loan Facility

ATLANTA, December 31, 2015, (GLOBE NEWSWIRE) - Cumulus Media Inc. announced today that it has completed a discounted prepayment of a portion of its $1.9 billion senior secured term loan facility due December 2020, as previously announced by the Company on December 18, 2015.

The Company successfully purchased $64.9 million of face value of its senior secured term loan for $50 million, a discount to par value of 23%. The transaction closed on December 31, 2015.

The Company will recognize a one-time non-operating gain of approximately $14.9 million in its fourth quarter earnings as a result of the transaction. Further, the Company will benefit from $2.75 million of reduced annual interest expense resulting from the transaction.

J.P. Morgan Securities acted as sole advisor to the Company regarding this transaction.

About Cumulus Media:

A leader in the radio broadcasting industry, Cumulus Media (NASDAQ:CMLS) combines high-quality local programming with iconic, nationally syndicated media, sports and entertainment brands to deliver premium content choices to the 245 million people reached each week through its 454 owned-and-operated stations broadcasting in 90 US media markets (including eight of the top 10), more than 8,200 broadcast radio stations affiliated with its Westwood One network and numerous digital channels. Together, the Cumulus/Westwood One platforms make Cumulus Media one of the few media companies that can provide advertisers with national reach and local impact. Cumulus/Westwood One is the exclusive radio broadcast partner to some of the largest brands in sports and entertainment, including the NFL, the NCAA, the Masters, the Olympics, the GRAMMYs, the Country Music Awards, the Billboard Music Awards and Miss America. Additionally, it is the nation's leading provider of country music and lifestyle content through its NASH brand, which serves country fans nationwide through radio programming, NASH Country Weekly magazine, concerts, licensed products and television/video. For more information, visit www.cumulus.com.

Investor Relations Contact:

Collin Jones
Investor Relations
Cumulus Media Inc.
404-260-6600